QUEST DIAGNOSTICS CEO STEVE RUSCKOWSKI REAFFIRMS FULL-YEAR 2013 GUIDANCE
AT THE JEFFERIES 2013 GLOBAL Healthcare Conference

MADISON, N.J., June 6, 2013 -- Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced that Steve Rusckowski, President and CEO, presented at the Jefferies 2013 Global Healthcare Conference in New York City today. During the presentation, Mr. Rusckowski reaffirmed the company's guidance for its results from continuing operations, before special items, for the full-year 2013:

•	Revenues are expected to approximate the prior-year level;

•	Earnings per diluted share are expected to be between $4.35 and $4.55;

•	Cash provided by operations is expected to approximate $1 billion; and,

•	Capital expenditures are expected to approximate $250 million.

In his remarks, Mr. Rusckowski stated: “We remain comfortable with our guidance for the full-year 2013 as we are making good progress on all five points of our business strategy. As we've said, 2013 is a building year and we expect to see improvements in revenues and earnings versus the prior year starting in the second half. Second quarter revenues and earnings are expected to be down versus the prior year, but improved compared to first quarter results."

Mr. Rusckowski also stated: “We continue to anticipate stronger performance in the second half, as compared to the first half, due to easier comparisons and because we are making progress in our efforts to drive operational excellence and restore growth. We expect year-over-year benefits of our Invigorate cost savings program to ramp up significantly in the second half, contributing approximately twice what it is expected to contribute in the first half.”

Separately, the company announced it is making progress in the search for a new Chief Financial Officer. Robert A. Hagemann, Senior Vice President and CFO, has agreed to delay his departure previously planned for May 31 to assist with the transition.

The presentation will be available to registered investors on the following site: http://wsw.com/webcast/jeff77/dgx/ and to the public on www.QuestDiagnostics.com/investor until July 6, 2013.

Quest Diagnostics is the world's leading provider of diagnostic information services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com.

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